Exhibit 10.3


                                     FORM OF
                              EMPLOYMENT AGREEMENT
                                       FOR
                         ATLANTIC LIBERTY SAVINGS, F.A.

     This Agreement is made effective as of the ____ day of _____________, 2002 by and between Atlantic Liberty Savings, F.A. (the "Association"), a federally chartered stock savings association, with its principal administrative office at 186 Montague Street, Brooklyn, New York 11201-3001, and William M. Gilfillan (the "Executive").

     WHEREAS, the Executive is currently employed as the Executive Vice President, Chief Financial Officer and Corporate Secretary of the Association; and

     WHEREAS, the Association is in the process of converting from the mutual to the stock form of organization and will concurrently become a wholly-owned subsidiary of Atlantic Liberty Financial Corp., a Delaware corporation (the "Company"); and

     WHEREAS, concurrently herewith, the Association intends to enter into an employment agreement with the Executive (the "Company Employment Agreement") on substantially similar terms as set forth herein; and

     WHEREAS, the Association wishes to assure itself of the continued services of Executive for the period provided in this Agreement; and

     WHEREAS, Executive is willing to continue to serve in the employ of the Association on a full-time basis for said period.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES

     During the period of his employment hereunder, Executive agrees to serve as Executive Vice President, Chief Financial Officer and Corporate Secretary of the Association. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Association. Failure to reelect Executive as Executive Vice President, Chief Financial Officer and Corporate Secretary without the consent of the Executive during the term of this Agreement shall constitute a breach of this Agreement.

2.   TERMS AND DUTIES

     (a) The period of Executive's employment under this Agreement shall begin as of the date first above written and shall continue for thirty-six (36) full calendar months thereafter. Commencing on the first anniversary date of this Agreement (the "Anniversary Date"), and continuing on each Anniversary Date thereafter, this Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice of non-renewal ("Non-Renewal Notice") is provided to Executive at least ten (10) days and not more than thirty (30) days prior to any such Anniversary Date, that his employment shall cease at the end of thirty-six (36) months following such Anniversary Date. Prior to each notice period for non-renewal, the disinterested members of the Board of Directors of the Association ("Board") will conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

     (b) During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall faithfully perform his duties hereunder including activities and services related to the organization, operation and management of the Association.

3.   COMPENSATION AND REIMBURSEMENT

     (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Association shall pay Executive as compensation a salary of not less than $___________ per year ("Base Salary"). Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually; the first such review will be made no later than January 31 of each year during the term of this Agreement and shall be effective from the first day of said month through the end of the calendar year. Such review shall be conducted by a Committee designated by the Board, and the Board may increase, but not decrease, Executive's Base Salary (any increase in Base
Salary shall become the "Base Salary" for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Association shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Association.

     (b) The Association will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Association will not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive's rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Association in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Association in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than termination for Cause). Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

     (c) In addition to the Base Salary  provided for by  paragraph  (a) of this
Section 3, the Association shall pay or reimburse Executive for all reasonable travel and other reasonable

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expenses  incurred by Executive  performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

4.   OUTSIDE ACTIVITIES

     The Executive may serve as a member of the board of directors of business, community and charitable organizations subject to the approval of the Board, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest. Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Association, and the Association shall reimburse the Executive his reasonable expenses associated therewith.

5.   WORKING FACILITIES AND EXPENSES

     The Executive's principal place of employment shall be at the Association's principal executive offices. The Association shall provide the Executive, at his principal place of employment, with a private office, stenographic services and other support services and facilities suitable to his position with the Association and necessary or appropriate in connection with the performance of his duties under this Agreement. The Association shall reimburse the Executive for his ordinary and necessary business expenses incurred in connection with the performance of his duties under this Agreement, including, without limitation, fees for memberships in such clubs and organizations that Executive and the Board mutually agree are necessary and appropriate to further the business of the Association, and travel and reasonable entertainment expenses. Reimbursement of such expenses shall be made upon presentation to the Association of an itemized account of the expenses in such form as the Association may reasonably require.

6.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

     The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 9 and 17.

     (a) The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

          (i) the termination by the Association or the Company of Executive's full-time employment hereunder for any reason other than (A) Disability or Retirement, as defined in Section 7 below, or (B) Termination for Cause as defined in Section 8 hereof; or

          (ii) Executive's resignation from the Association's employ, upon any

               (A) failure to elect or reelect or to appoint or reappoint Executive as Executive Vice President, Chief Financial Officer and Corporate Secretary,


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


               (B) material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above,

               (C) liquidation or dissolution of the Association or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or

               (D)  breach of this Agreement by the Association.

Upon the occurrence of any event described in clauses (ii) (A), (B), (C)or (D), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed four calendar months after the initial event giving rise to said right to elect. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Association, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Association and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C) or (D) above.

     (iii) Executive's voluntary resignation from the Association's employ on the effective date of, or at any time following, a Change in Control during the term of this Agreement. For these purposes, a Change in Control of the Association or the Company shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Association or the Company within the meaning of the Home Owners' Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively, the "HOLA") as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company's outstanding securities, except for any securities purchased by the Association's employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Association or the Company or similar transaction in which the Association or Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of

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

a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

     (b) Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 9(b), the Association shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the sum of (i) Base Salary and (ii) the highest rate of bonus awarded to the Executive during the prior three years. At the election of the Executive, which election is to be made on an annual basis during the month of January, and which election is irrevocable for the year in which made and upon the occurrence of an Event of Termination, any payments shall be made in a lump sum, or paid bi-weekly during the remaining term of this Agreement following the Executive's termination. In the event that no election is made, payment to the Executive will be made on a bi-weekly basis during the remaining term of this Agreement. Such payments shall not be reduced in the event the Executive obtains other employment following termination of employment.

     (c) Upon the occurrence of an Event of Termination, the Association will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Association for Executive prior to his termination, or a payment in lieu thereof, of not less than $12,000 per annum. Such coverage or payment shall continue for thirty-six
(36) months from the Date of Termination.

     (d) Within sixty (60) days (or within such shorter period to the extent that information can be reasonably be obtained) following his termination of employment with the Association, a lump sum payment in an amount equal to the excess, if any, of: (A) the present value of the benefits to which he would be entitled under the Association's defined benefit pension plan (and any other defined benefit plan maintained by the Association) if he had the additional years of service that he would have had if he had continued working for the Association for a thirty-six (36) month period following his termination earning the salary that would have been paid during the remaining unexpired term of this Agreement (assuming, if a Change in Control as defined in Section 4(a)(iii) has occurred, that the annual Base Salary increases under Section 3(a) would apply and, additionally, that such payment would continue for the remaining unexpired term of this Agreement), determined as if each such plan had continued in effect without change in accordance with its terms as of the day prior to his actual date of his termination and as if such benefits were payable beginning on the first day of the month coincident with or next following his actual date of his termination, over (B) the present value of the benefits to which he is actually entitled under the Association's defined benefit pension plan (and any other defined benefit plan maintained by the Association) as of the date of his termination, where such present values are to be determined using a discount rate of 6% and the mortality tables prescribed under Section 72 of the Internal Revenue Code of 1986 ("Code");


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     (e)  Within 60 days (or  within  such  shorter  period to the  extent  that information can be reasonably be obtained) following his termination of employment with the Association, a lump sum payment in an amount equal to the present value of the Association's contributions that would have been made on his behalf under the Association's 401(k) Plan and employee stock ownership plan (and any other defined contribution plan maintained by the Association) if he had continued working for the Association for a thirty-six (36) month period following his termination earning the Base Salary that would have been achieved during the remaining unexpired term of this Agreement (assuming, if a Change in Control has occurred, that the annual Base Salary increases under Section 3(a) would apply and, additionally, that such payment would continue for the remaining unexpired term of this Agreement) and making the maximum amount of employee contributions permitted, if any, under such plan or plans, where such present values are to be determined using a discount rate of 6%.

     (f) If the Association gives Executive a Non-Renewal Notice, or if the Association does not extend the Agreement at least sixty (60) days prior to the Anniversary Date, as described in Section 2(a) of the Agreement, Executive may resign from employment of the Association at any time after such event. In such case, the Association shall pay to the Executive the severance benefits described in subsections (b) through (e) of this Section 6.

     (g) Notwithstanding the preceding paragraphs of this Section, in the event that:

          (i) the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code or any successor thereto, and

          (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to the total amount of payments permissible under
     Section 280G of the Code or any successor thereto,

then the Termination Benefits to be paid to Executive shall be so reduced so as to be a Non-Triggering Amount.

               7.   TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

     For purposes of this Agreement, termination by the Association of the Executive based on "Retirement" shall mean termination upon attainment of age 65, or such later age as consented to by the Board. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Association and other plans to which Executive is a party.

         In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of illness or other physical or mental disability, the Association may terminate this Agreement, provided that the Association shall continue to be obligated to pay the Executive his Base Salary for the remaining term of the Agreement, or one year, whichever is the longer period of time, and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Association has provided or may provide on behalf of its employees or

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

pursuant to any workman's or social security disability program shall reduce the compensation to be paid to the Executive pursuant to this paragraph.

     In the event of Executive's death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive's Base Salary as defined in Paragraph 3(a) at the rate in effect at the time Executive's death for a period of one (1) year from the date of the Executive's death, and the Association will continue to provide medical, dental, family and other benefits normally provided for an Executive's family for one (1) year after the Executive's death.

               8.   TERMINATION FOR CAUSE

     The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Association. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any stock options granted to Executive under any stock option plan of the Association, the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

9.   NOTICE

     (a) Any purported termination by the Association or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     (b) "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the

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Notice of Termination  (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

     (c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Association will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within the term of this Agreement. If such dispute is not resolved within the term of the Agreement, the Association shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing beyond the term of the Agreement. Amounts paid under this Section shall be offset against or reduce any other amounts due under this Agreement.

10.  POST-TERMINATION OBLIGATIONS

     (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

     (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Association as may reasonably be required by the Association in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

11.  NON-COMPETITION

     (a) Upon any termination of Executive's employment hereunder, other than a termination, (whether voluntary or involuntary) in connection with a Change in Control, as a result of which the Association is paying Executive benefits under
Section 6 of this Agreement, Executive agrees not to compete with the Association and/or the Company for a period of one (1) year following such termination within twenty-five (25) miles of any existing branch of the Association or any subsidiary of the Company or within twenty-five (25) miles of any office for which the Association, the Company or a Association subsidiary of the Company has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said area, cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business

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activities  of  the  Association   and/or  the  Company.   The  parties  hereto,
recognizing that irreparable injury will result to the Association and/or the Company, its business and property in the event of Executive's breach of this Subsection 11(a) agree that in the event of any such breach by Executive, the Association and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation
hereof  by  Executive,   Executive's  partners,  agents,  servants,   employers,
employees and all persons acting for or with Executive. Executive represents and admits that Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Association and/or the Company, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Association and/or the Company from pursuing any other remedies available to the Association and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.

     (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Association and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Association. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Association or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to any federal banking agency with jurisdiction over the Association or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Association, and Executive may disclose any information regarding the Association or the Company which is otherwise publicly available. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Association will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Association or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Association from pursuing any other remedies available to the Association for such breach or threatened breach, including the recovery of damages from Executive.

12.  SOURCE OF PAYMENTS

     (a) All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association. The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Association are not timely paid or provided by the Association, such amounts and benefits shall be paid or provided by the Company.

     (b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by the Executive under the Company Employment Agreement, such compensation payments and benefits paid the Company will be subtracted from any amounts due simultaneously to the Executive under similar provisions of this Agreement. Payments pursuant to this Agreement and the Company Employment Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by the Executive as determined by the Company and the Association on a quarterly basis.

13.  NO EFFECT EMPLOYEE BENEFITS PLANS OR PROGRAMS

     The termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Company or by the Executive, shall have no effect on the vested rights of the executive under the Company's or the Association's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or other employee benefit plans or programs, or compensation plans or programs in which the Executive was a participant.

14.  REQUIRED REGULATORY PROVISIONS

     (a) The Association may terminate the Executive's employment at any time. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 8 hereinabove.

     (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association's affairs by a notice served under Section 8(e)(3) (12 USC ss.1818(e)(3)) or 8(g) (12 USC ss.1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the Association's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay the Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

     (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under Section 8(e) (12 USC ss.1818(e)) or 8(g) (12 USC ss.1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Association under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Association is in default as defined in Section 3(x) (12 USC ss.1813(x)(1)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Association under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations of the Association under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Association, (i) by the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) (12 USC ss.1823(c)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989; or (ii) when the Association is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

15.  NO ATTACHMENT

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Association and their respective successors and assigns.

16.  ENTIRE AGREEMENT; MODIFICATION AND WAIVER

     (a) This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supercedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, except that the parties acknowledge that this Agreement shall not impact any of the rights and obligations of the parties to the Company Employment Agreement or any of the agreements or plans referenced in the Company Employment Agreement except as set forth in Section 12(b) hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

     (b) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (c) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

17.  SEVERABILITY

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

18.  HEADINGS FOR REFERENCE ONLY

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.  GOVERNING LAW

     This Agreement shall be governed by the laws of the State of New York but only to the extent not superseded by federal law.

20.  ARBITRATION

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, one of whom shall be selected by the Association, one of whom shall be selected by the Executive and the third of whom shall be selected by the other two arbitrators. The panel shall sit in a location within fifty
(50) miles from the location of the Association, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

21.  PAYMENT OF LEGAL FEES

     All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Association, provided that the dispute or interpretation has been settled by Executive and the Association or resolved in the Executive's favor.

22.  INDEMNIFICATION

     During the term of this Agreement and for a period of six (6) years thereafter, the Association shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Association (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Association). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Association, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

23.  SUCCESSOR TO THE ASSOCIATION

     The Association shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Association or the Company, expressly and unconditionally to assume and agree to perform the Association's obligations under this Agreement, in the same manner and to the same extent that the Association would be required to perform if no such succession or assignment had taken place.

[Remainder of Page Intentionally Blank]

SIGNATURES

     IN WITNESS WHEREOF, the Association and the Company have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:                                     ATLANTIC LIBERTY SAVINGS, F.A.


                                            By:
____________________                            --------------------------------


ATTEST:                                     ATLANTIC LIBERTY FINANCIAL CORP.



____________________
                                            ------------------------------------


WITNESS:                                    EXECUTIVE:



____________________
                                            ------------------------------------
                                            William M. Gilfillan
                                            Executive Vice President, Chief
                                            Financial Officer and Corporate
                                            Secretary